EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Iovance Biotherapeutics, Inc. (formerly known as Lion Biotechnologies, Inc.) of our report dated March 11, 2016, with respect to the financial statements of Iovance Biotherapeutics, Inc. for the year December 31, 2015, which appear in Iovance Biotherapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Weinberg & Company, P.A.
Los Angeles, California
September 7, 2018